_                                                       FOR IMMEDIATE RELEASE

CONAGRA FOODS ANNOUNCES SALE OF CHICKEN PROCESSING BUSINESS; $590 MILLION DEAL EXPECTED TO CLOSE THIS SUMMER

OMAHA, Neb., June 9, 2003 -- ConAgra Foods, Inc. (NYSE: CAG), one of America's leading packaged food companies, today announced that it has agreed to sell its chicken business to Pilgrim's Pride Corporation (NYSE: CHX). This divestiture, which is expected to close in the summer of 2003, is part of ConAgra Foods' ongoing plan to reshape its portfolio to focus on its branded and value-added food businesses.

Terms of the  Agreement

The purchase price to be paid by Pilgrim's Pride to ConAgra Foods is approximately $590 million. As payment for this business, ConAgra Foods will receive:

o    $100 million in cash,

o $235 million in the form of Pilgrim's Pride Class A stock, based on the June 6, 2003 Class A closing price, and

o $255 million in the form of subordinated notes, payable by Pilgrim's Pride to ConAgra Foods.

Bruce Rohde, ConAgra Foods chairman and chief executive officer, commented, "This transaction is another important piece of our ongoing agenda to improve the strength and consistency of our earnings by focusing on businesses with higher margin opportunities and low volatility. We have had a publicly stated objective to focus our resources on branded and value-added food products, and we are successfully executing toward this goal. Divesting our integrated chicken business complements other strategic actions we have taken recently, ranging from branded food acquisitions to divesting canned seafood, cheese, fresh beef, and fresh pork operations."

With respect to the transaction, Rohde said, "We consider Pilgrim's Pride to be among the best in the business. The agreement we have reached gives us cash now, and also gives us the attractive opportunity to participate in Pilgrim's Pride's stock performance as the chicken cycle improves. Our companies were able to reach an agreement because of the mutual trust and respect that we have for each other. We know that our chicken business is being sold to an industry leader, and we think that the new Pilgrim's Pride will be a very capable company with strong performance, especially when the chicken cycle moves into better conditions."

Fiscal 2003 & 2004  Impact

The transaction will result in a pretax charge of approximately $112 million, or $.14 per share after tax, in ConAgra Foods' fiscal 2003 fourth quarter results. That charge is related to lowering the current book value of the chicken processing assets to reflect a new value for those assets as established by this transaction agreement, as well as transaction costs.

ConAgra Foods does not expect the transaction to have a significant impact on its fiscal 2004 earnings. The company will comment on its overall fiscal 2004 outlook when it releases fiscal 2003 fourth quarter earnings results on June 26, 2003.

Other Details

o The transaction includes all of ConAgra Foods' fresh chicken business currently reported in the Meat Processing segment. Those businesses represent more than $2 billion of annualized revenue. This transaction does not include the Butterball brand or ConAgra Foods' prepared chicken products sold in retail channels under brands such as Banquet, Healthy Choice, and Marie Callender's.

o For the quarters following the completion of the transaction, ConAgra Foods will no longer report current results for its Meat Processing reporting segment, as all of the operations previously reported in that segment will have been divested.

o After the transaction, ConAgra Foods' fresh chicken requirements will be supplied at market terms by Pilgrim's Pride for use in ConAgra Foods' branded products such as Banquet, Healthy Choice, Marie Callender's, and others.

o Within 12 months following the transaction, Pilgrim's Pride will register the notes payable to ConAgra Foods and the Class A shares held by ConAgra Foods for resale. ConAgra Foods will market the notes receivable from Pilgrim's Pride after they are registered for resale. After the Class A shares are registered for resale, ConAgra Foods expects to reduce its ownership level of Pilgrim's Pride over time.

o The transaction closing is subject to approval by Pilgrim's Pride's shareholders and standard closing conditions. Shareholders representing a majority of Pilgrim's Pride's current shareholder votes have agreed to vote in favor of the transaction.

Additional    details    regarding   this    transaction   are   posted   in   a
question-and-answer    document    located   on   the    company's   Web   site,
www.conagrafoods.com, in the section for investors.

ConAgra Foods, Inc. (NYSE: CAG) is one of North America's largest packaged food companies, serving consumer grocery as well as restaurant and foodservice establishments. Popular ConAgra Foods consumer brands include: Hunt's, Healthy Choice, Banquet, Armour, Louis Kemp, La Choy, Lunch Makers, Knott's Berry Farm, Wesson, Blue Bonnet, Kid Cuisine, Parkay, Reddi-wip, Marie Callender's, Cook's, Butterball, ACT II, Slim Jim, Eckrich, Chef Boyardee, Orville Redenbacher's, PAM, Snack Pack, Van Camp's, Peter Pan, Hebrew National, Gulden's, Pemmican, Swiss Miss, and many others. For more information, please visit us at www.conagrafoods.com.


Note on Forward-Looking Statements:

This news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The future performance of the Pilgrim's Pride business, future economic circumstances, industry conditions, company performance

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CONAGRA FOODS
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      and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company's businesses and other risks described in the company's reports filed with the Securities and Exchange Commission are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. The company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.